Exhibit 99.1

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USG CORPORATION REPORTS THIRD QUARTER NET SALES OF

$1.2 BILLION AND NET EARNINGS OF $90 MILLION

     Third Quarter 2004 vs. Third Quarter 2003

•	Net sales increased 22 percent to a record level of $1.2 billion

•	Net earnings more than doubled to $90 million

•	Record third quarter product shipments

     CHICAGO, October 26, 2004—USG Corporation (NYSE:USG), a leading building products company, today reported third quarter 2004 net sales of $1.2 billion, a record for any quarter in USG’s history, and net earnings of $90 million. Net sales and net earnings increased $212 million and $51 million, respectively, compared with the third quarter last year. Diluted earnings per share for the third quarter of 2004 were $2.10, compared with $0.89 a year ago. Results were stronger in all business segments, with record product shipments in the domestic wallboard business, higher profits in the worldwide ceilings business and double-digit percentage increases in sales and profit in the distribution business.

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USG CORPORATION REPORTS THIRD QUARTER RESULTS/2

     “USG’s growth strategies are succeeding,” said William C. Foote, USG Corporation Chairman, CEO and President. “Our solid financial and operational performance thus far in 2004 reflects both robust demand for our products and the success of our strategies emphasizing the introduction of new products, expansion of our distribution business and investment in new low-cost manufacturing capacity. Our strategies, supported by over $300 million in capital spending during the past three years, are enabling us to grow along with our customers and increase production efficiencies to help manage rising operating costs.”

     Foote continued, “Our results suggest that we are on the right course with the right strategies to achieve long-term growth at USG as we navigate a competitive and challenging operating environment.”

     Net sales for the first nine months of 2004 were $3.3 billion, versus net sales of $2.7 billion for the same period in 2003. Net earnings for the first nine months nearly tripled to $227 million compared with $76 million for that period last year. Net earnings for the first nine months of 2003 include a noncash, after-tax charge of $16 million related to the adoption of a new accounting standard on asset retirement obligations. Net earnings before the cumulative effect of this accounting change for the first nine months of 2003 were $92 million.

     Diluted earnings per share for the first nine months of 2004 were $5.28, compared with 2003 nine months earnings of $1.75, or $2.13 prior to the accounting change mentioned above.

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USG CORPORATION REPORTS THIRD QUARTER RESULTS/3

Core Business Results

North American Gypsum

     USG’s North American Gypsum business recorded net sales of $708 million in the third quarter of 2004, an increase of $108 million over the same period a year ago. Operating profit more than doubled to $125 million in the third quarter, compared with $60 million in last year’s third quarter.

     United States Gypsum Company (“U.S. Gypsum”) realized third quarter 2004 net sales of $638 million and operating profit of $103 million. These results compare favorably with net sales and operating profit of $540 million and $43 million, respectively, in the third quarter last year. The factors contributing to increased profitability included higher selling prices for Sheetrock® Brand gypsum wallboard and record shipments of gypsum wallboard and complementary products.

     U.S. Gypsum’s nationwide average realized price of Sheetrock Brand gypsum wallboard was $128.65 per thousand square feet during the third quarter, compared with $101.83 in the third quarter last year and $118.47 in the second quarter this year. The higher third quarter selling prices reflect strong demand for wallboard and wallboard industry capacity utilization rates that exceeded 90 percent.

     Demand for U.S. Gypsum’s Sheetrock Brand gypsum wallboard remained strong, as shipments were at a record level for any third quarter in U.S. Gypsum’s history. U.S. Gypsum shipped 2.73 billion square feet of wallboard, 1 percent higher than the previous record of 2.70 billion square feet shipped in the third quarter last year. For the first nine months of this year, shipments totaled 8.24 billion square feet, up 6 percent from the same period last year. Shipments are expected to remain at relatively high levels through the remainder of 2004.

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USG CORPORATION REPORTS THIRD QUARTER RESULTS/4

     U.S. Gypsum’s operating profit in the quarter was negatively affected by higher manufacturing costs, especially raw materials and energy costs. Prices paid for wastepaper used to produce the facing and backing of gypsum wallboard were significantly higher in the third quarter of 2004 compared with the third quarter last year. The cost of natural gas (a major source of energy) was also higher compared to last year’s third quarter. These higher costs were partially offset by improved production efficiencies.

     The company continues to profitably grow its complementary product lines. Shipments for DUROCK® Brand cement board products and FIBEROCK® Brand gypsum fiber panels were the highest for any quarter in U.S. Gypsum’s history. Shipments of SHEETROCK Brand joint treatment products were the highest of any third quarter in the company’s history. In September, the company announced the start-up of a new state-of-the-art joint treatment manufacturing line at the company’s Gypsum, Ohio plant. This additional capacity will enable the company to satisfy growing demand for joint treatment products in the Northeast and Great Lakes markets.

     The gypsum business of Canada-based CGC Inc. reported third quarter 2004 net sales of $73 million, which was $4 million higher than last year’s third quarter. Operating profit of $12 million increased $1 million from the same period a year ago. Most of the improvement in results was due to the favorable effect of currency translation, which was partially offset by higher manufacturing costs for gypsum wallboard.

Worldwide Ceilings

     USG’s worldwide ceilings business recorded net sales of $168 million and operating profit of $14 million in the third quarter. This compared with net sales and operating profit of $157 million and $12 million, respectively, in the third quarter of 2003.

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USG CORPORATION REPORTS THIRD QUARTER RESULTS/5

     USG Interiors, USG’s domestic ceilings business, reported third quarter sales and operating profit of $118 million and $9 million, respectively. Net sales increased $5 million, while operating profit declined $1 million compared with the third quarter last year.

     Increased sales at USG Interiors primarily reflect higher selling prices for ceiling grid and tile. Higher energy and steel costs, combined with lower shipments of ceiling grid, contributed to the decrease in operating profit. Third quarter ceiling grid shipments were lower following a surge in customer purchases of grid during the first half of the year in anticipation of reduced supply and higher grid prices associated with a global shortage of steel. The cost of steel is expected to continue to rise further during the fourth quarter, but at a lesser rate than for the first nine months of the year.

     USG International achieved operating profit of $4 million in the third quarter, compared with break-even results for the same period a year ago. The profit improvement was primarily due to increased demand for ceiling grid in Europe and the favorable effect of currency translation. Third quarter 2003 results also included a $1 million writedown related to a previously closed ceiling tile plant in Aubange, Belgium. Operating profit for the ceilings business of Canada-based CGC Inc. was $1 million, a decline of $1 million compared with the same period a year ago.

Building Products Distribution

     L&W Supply Corporation (“L&W”), USG’s building products distribution business, reported third quarter 2004 net sales of $470 million and operating profit of $31 million. Sales and operating profit increased $129 million and $14 million, respectively, compared with the same period a year ago. The improved results reflect record shipments of gypsum wallboard and complementary products. L&W’s gypsum wallboard shipments increased 10 percent versus the third quarter of 2003, and sales of complementary products were up 43 percent.

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USG CORPORATION REPORTS THIRD QUARTER RESULTS/6

Business Outlook

     USG’s outlook for the fourth quarter is favorable. The residential market is expected to remain strong, although the exceptional strength of the first nine months may abate somewhat in the fourth quarter. Increasing mortgage interest rates may affect the level of demand in both the new housing and residential remodeling markets. The commercial construction market, the principal market for USG’s ceilings products, is showing signs of improvement, but office vacancy rates remain at very high levels. In addition, USG’s businesses, like many others, face ongoing cost pressures such as higher prices for energy and raw materials and increased employee benefit costs.

Other Consolidated Information

     Third quarter 2004 selling and administrative expenses totaled $82 million, an increase of $4 million versus the third quarter of 2003. The increase reflects higher employee benefit costs (pension and medical insurance for active employees and retirees) and higher levels of accruals for incentive compensation associated with the attainment of profit goals. Selling and administrative expenses totaled $238 million for the first nine months of 2004, compared to $239 million for that period last year. Selling and administrative expenses were 7 percent of net sales in both the third quarter and first nine months of 2004, down from 8 percent and 9 percent of net sales in the third quarter and first nine months of 2003, respectively.

     Third quarter interest expense of $2 million was unchanged from the same period a year ago. Under AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” virtually all of USG’s outstanding debt is classified as liabilities subject to compromise, and interest expense on this debt has not been accrued or recorded since USG’s bankruptcy filing. Contractual interest expense not accrued or recorded on pre-petition

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USG CORPORATION REPORTS THIRD QUARTER RESULTS/7

debt totaled $18 million and $53 million in the third quarter and first nine months of 2004, respectively. From the date of USG’s bankruptcy filing through September 30, 2004, contractual interest expense not accrued or recorded on pre-petition debt totaled $239 million.

     For the third quarter, USG’s Chapter 11 reorganization expenses of $4 million reflected $7 million of legal and financial advisory fees, partially offset by $3 million of interest income earned by the USG entities in Chapter 11. Under SOP 90-7, interest income on USG’s bankruptcy-related cash is offset against Chapter 11 reorganization expenses.

     As of September 30, 2004, USG had $1.1 billion of cash, cash equivalents, restricted cash and marketable securities on a consolidated basis, up from $973 million as of June 30, 2004, and $947 million as of December 31, 2003. Capital expenditures for the third quarter and first nine months of 2004 were $33 million and $80 million, respectively. Expenditures for the same periods last year were $25 million and $61 million, respectively.

Chapter 11 Reorganization

     USG Corporation and its principal domestic subsidiaries (collectively “USG”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on June 25, 2001. This action was taken to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses and maintain their market leadership positions.

     On September 27, 2004, the Third Circuit Court of Appeals assigned U.S. District Court Judge Joy Flowers Conti to preside over USG’s Chapter 11 cases. Judge Conti replaces U.S. District Court Judge Alfred M. Wolin, who was removed from USG’s cases in May 2004. Judge Judith K. Fitzgerald remains the bankruptcy judge presiding over USG’s Chapter 11 cases.

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USG CORPORATION REPORTS THIRD QUARTER RESULTS/8

     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For more information about USG Corporation, visit the USG home page at http://www.usg.com.

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This press release contains forward-looking statements related to management’s expectations about future conditions. The effects of USG’s Chapter 11 reorganization and the conduct, outcome and costs of the Chapter 11 cases, as well as the ultimate costs associated with the corporation’s asbestos litigation, may differ from management’s expectations. Actual business, market or other conditions may also differ from management’s expectations and accordingly affect the corporation’s sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, employment levels, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material and energy costs; and the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets. USG Corporation assumes no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS

(dollars in millions except per share data)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2004	2003	2004	2003
Net sales	$1,175	$963	$3,340	$2,739
Cost of products sold	941	816	2,719	2,341
Selling and administrative expenses	82	78	238	239
Chapter 11 reorganization expenses	4	2	10	7

Operating profit	148	67	373	152
Interest expense	2	2	4	5
Interest income	(2)	(1)	(4)	(3)
Other expense (income), net	—	—	3	(5)

Earnings before income taxes and cumulative effect of accounting change	148	66	370	155
Income taxes	58	27	143	63

Earnings before cumulative effect of accounting change	90	39	227	92

Cumulative effect of accounting change, net of tax	—	—	—	(16)

Net earnings	90	39	227	76

Earnings per common share:
Basic and diluted before cumulative effect of accounting change	2.10	0.89	5.28	2.13
Cumulative effect of accounting change	—	—	—	(0.37)

Basic and diluted *	2.10	0.89	5.28	1.75

Other Information:
Depreciation, depletion and amortization	28	28	83	80
Capital expenditures	33	25	80	61
Dividends paid per common share	—	—	—	—
Average common shares	43,016,919	43,053,106	43,019,286	43,082,925
Average diluted common shares	43,018,186	43,054,141	43,020,448	43,082,925

* The sum of the per-share components may not be the same as the total.

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2004	2003	2004	2003
Net Sales:
North American Gypsum:
U.S. Gypsum Company	$638	$540	$1,829	$1,548
CGC Inc. (gypsum)	73	69	214	188
Other subsidiaries*	49	39	129	102
Eliminations	(52)	(48)	(147)	(130)

Total	708	600	2,025	1,708

Worldwide Ceilings:
USG Interiors, Inc.	118	113	373	337
USG International	50	45	150	127
CGC Inc. (ceilings)	12	11	40	33
Eliminations	(12)	(12)	(39)	(39)

Total	168	157	524	458

Building Products Distribution:
L&W Supply Corporation	470	341	1,286	961

Eliminations	(171)	(135)	(495)	(388)

Total USG Corporation	1,175	963	3,340	2,739

Operating Profit:
North American Gypsum:
U.S. Gypsum Company	103	43	251	109
CGC Inc. (gypsum)	12	11	34	23
Other subsidiaries*	10	6	23	13

Total	125	60	308	145

Worldwide Ceilings:
USG Interiors, Inc.	9	10	40	23
USG International	4	—	9	2
CGC Inc. (ceilings)	1	2	6	4

Total	14	12	55	29

Building Products Distribution:
L&W Supply Corporation	31	17	76	41

Corporate	(20)	(20)	(56)	(56)
Chapter 11 reorganization expenses	(4)	(2)	(10)	(7)
Eliminations	2	—	—	—

Total USG Corporation	148	67	373	152

*Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS

(dollars in millions)
(Unaudited)

	As of	As of
	September 30,	December 31,
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$669	$700
Short-term marketable securities	129	64
Restricted cash	20	7
Receivables (net of reserves — $15 and $15)	453	321
Inventories	364	280
Income taxes receivable	20	26
Deferred income taxes	32	43
Other current assets	81	57

Total current assets	1,768	1,498
Long-term marketable securities	258	176
Property, plant and equipment (net of accumulated depreciation and depletion — $892 and $816)	1,822	1,818
Deferred income taxes	135	178
Goodwill	41	39
Other assets	115	90

Total Assets	4,139	3,799

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	248	202
Accrued expenses	211	206
Current portion of long-term debt	1	1
Income taxes payable	23	5

Total current liabilities	483	414
Long-term debt	1	1
Deferred income taxes	23	23
Other liabilities	455	429
Liabilities subject to compromise	2,239	2,243
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(258)	(258)
Capital received in excess of par value	414	414
Accumulated other comprehensive income (loss)	21	(1)
Retained earnings	756	529

Total stockholders’ equity	938	689

Total Liabilities and Stockholders’ Equity	4,139	3,799